[EXHIBIT 17.2]


                                                          45 Howe Road
                                                          Wilmot, NH  03287


To the Board of Directors
Legends Enterprises, Inc.
861 Barrett's Mill Rd.
Concord, MA.  01742


I hereby resign as President and Director of Legends Enterprises, Inc.


/s/John J. Mahoney

John J. Mahoney